Exhibit 99.1

For Immediate Release	Contact:

David Portnoy
Chairman and Co-Chief Executive Officer
Cryo-Cell International, Inc.
813-749-2100
dportnoy@cryo-cell.com

CRYO-CELL REPORTS SECOND QUARTER 2013 RESULTS

OLDSMAR, Fla. – July 15, 2013 – Cryo-Cell International, Inc. (OTC:QB Markets Group Symbol: CCEL), the world’s first private cord blood bank to separate and store stem cells in 1992, today announced results for the second quarter ended May 31, 2013.

“I am pleased to report Cryo-Cell’s second quarter results for fiscal year 2013, and in particular, cash flow from operations of almost $600,000, which we believe indicates that Cryo-Cell is growing stronger day by day,” stated David Portnoy, Cryo-Cell’s Chairman and Co-CEO. “Key metrics of performance, such as the 10% increase in revenues, during the second quarter of fiscal 2013 as compared to the second quarter of fiscal 2012 are encouraging.” Mr. Portnoy continued, “Nonrecurring expenses in the quarter relating to legacy issues included 1.) an additional accrual relating to severance payment to a former executive of $219,000, and 2.) the write-off of approximately $379,000 related to the abandonment of certain previously incurred patent expenses.”

Mark Portnoy, Cryo-Cell’s Co-CEO, added, “We are pleased to see the continued improvement in our business results. The earnings from business operations in the first half of the year demonstrate that our new sales and marketing initiatives have gained traction.”

Financial Results

Revenue

Consolidated revenues for the second quarter of fiscal 2013 were approximately $4.9 million compared to approximately $4.4 million for the second quarter of fiscal 2012. The revenues for the second quarter of fiscal 2013 consisted of approximately $4.5 million in processing and storage fee revenue and approximately $328,000 in licensee income compared to approximately $4.1 million in processing and storage fee revenue and approximately $319,000 in licensee income for the second quarter of fiscal 2012. Licensee income for the three months ended May 31, 2013 consisted of royalty income earned on the processing and storage of cord blood stem cell specimens in geographic areas where the Company has license agreements. Licensee income consists primarily of royalty income earned on the processing and storage of cord blood stem cell specimens in geographic areas where the Company has license agreements.

Net Loss

The Company reported a net loss for the three months ended May 31, 2013 of approximately ($244,000), or ($0.02) per basic and diluted share, compared to a net loss of approximately ($3.2 million), or ($0.28) per basic and diluted share for the three months ended May 31, 2012. Although for the three months ended May 31, 2013, the Company reported a net loss due to two one-time charges, the Company reported a 10% increase in revenues and a 31% decrease in selling, general and administrative expenses – partially offset by a 14% increase in cost of sales. The two one-time charges totaling approximately $598,000 during the three months ended May 31, 2013 were the result of the following:

•	A write-off of approximately $379,000 for abandoned patents and trademarks due to the decision of management to discontinue pursuing certain patents and trademarks; and

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On June 14, 2013, the Company received a decision from the American Arbitration Association in the case filed on October 25, 2011 by Mercedes Walton, the Company’s former Chairman and CEO, granting an Interim Award of Arbitrators to Ms. Walton in the amount of approximately $1,100,000. During the three months ended May 31, 2013, the Company accrued an additional $219,000 in legal fees related to this case.

During the three months ended May 31, 2012, the cancellation of certain interests in the Illinois Revenue Sharing Agreement resulted in extinguishment of debt in the amount of approximately $55,000. During the three months ended May 31, 2012, there was also approximately $700,000 in stock option expense that was due to the immediate vesting of options issued to the Co-CEOs. A Nomination of Solicitation Notice was received from Mr. Ki Yong Choi on May 30, 2012 nominating himself and five other persons for election as directors to compete with the Company’s board of directors at the 2012 Annual Meeting on July 10, 2012. Pursuant to the Co-CEOs’ employment agreements, if the Company receives a Nomination of Solicitation Notice, as defined by the Company’s Bylaws, all of the service-based vesting condition options that have been issued to the Co-CEOs will immediately vest. Also, during the six months ended May 31, 2012, the Company reserved approximately $1.7 million of its deferred tax assets. The decision to reserve the deferred tax asset was based on the accounting standards surrounding income taxes that require a company to consider whether it is more likely than not that the deferred tax assets will be realized. The Company made certain strategic decisions in fiscal 2011 and fiscal 2012 concerning the negotiated termination of some of the perpetual Revenue Sharing Agreements, the impairment of internal use software that is being replaced with a technology platform that is better suited for the Company’s business needs and the implementation of a national sales force in order to generate growth and future value of the stockholders. The strategic decisions, as well as the costs associated with the 2011 proxy contest and the accrual of severance associated with termination of the Company’s former Chief Executive Officer, resulted in losses in the past few quarters in late fiscal 2011 and the first six months of fiscal 2012. Once a company has had cumulative losses in recent years, regardless if the loss was planned for strategic purposes, the accounting standard does not allow the Company to put significant reliance on future taxable income projections to overcome the more likely than not threshold that the deferred tax assets will be realized.

Cash and Cash Equivalents

At May 31, 2013, the company had cash and cash equivalents of $2,904,464. The Company’s cash increased by approximately $227,000 during the first six months of fiscal 2013, primarily as a result of approximately $1,100,000 provided by operations which was partially offset by approximately $668,000 used for the stock repurchase plan pursuant to which the Company has repurchased 300,391 shares of the Company’s common stock. As of May 31, 2013 the Company had no long-term indebtedness.

About Cryo-Cell International, Inc.

Cryo-Cell International, Inc. was founded in 1989 and was the world’s first private cord blood bank to separate and store stem cells in 1992. Today, Cryo-Cell has earned the confidence of over 550,000 families worldwide from 87 countries. Cryo-Cell’s mission is to provide its clients with the premier stem cell cryopreservation service and to support the advancement of regenerative medicine.

Cryo-Cell operates in a state-of-the-art Good Manufacturing Practice and Good Tissue Practice (cGMP/cGTP)-compliant facility, is ISO 9001:2008 certified and accredited by the AABB. Expectant parents or healthcare professionals may call 1-800-STOR-CELL (1-800-786-7235) or visit www.cryo-cell.com.

Forward-Looking Statement

Statements wherein the terms “believes”, “intends”, “projects”, “anticipates”, “expects”, and similar expressions as used are intended to reflect “forward-looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include the success of the Company’s global expansion initiatives and product diversification, the Company’s actual future ownership stake in future therapies emerging from its collaborative research partnerships, the success related to its IP portfolio, the Company’s future competitive position in stem cell innovation, future success of its core business and the competitive impact of public cord blood banking on the Company’s business, the Company’s ability to minimize future costs to the Company related to R&D initiatives and collaborations and the success of such initiatives and collaborations, the success and enforceability of the Company’s menstrual stem cell technology license agreements and umbilical cord blood license agreements and their ability to provide the Company with royalty fees, the ability of the reproductive tissue storage to generate new revenues for the Company and those risks and uncertainties contained in risk factors described in documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K filed by the Company. The Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.